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                                                                    EXHIBIT 10.7

                          SUBORDINATED PROMISSORY NOTE

$12,457,109.04                                              November 11, 1996

            FOR VALUE RECEIVED, Candlewood Hotel Company, Inc., a Delaware corporation ("Candlewood Inc"), having its principal place of business at Lakepoint Office Park, 9342 East Central, Wichita, Kansas 67206, hereby promises to pay Doubletree Corporation, a Delaware corporation ("Doubletree"), a principal sum of Twelve Million Four Hundred and Fifty Seven Thousand One Hundred Nine Dollars and Four Cents ($12,457,109.04), which is equal to the sum of (i) the amount of capital in excess of $200,100 previously contributed by Doubletree to Candlewood Hotel Company, L.L.C. ("Candlewood LLC") under the Limited Liability Company Agreement of Candlewood Hotel Company, L.L.C. and (ii) the preferred return on such amount as of the date of this Note. Each portion of the principal amount hereunder (a "Contributed Amount") will bear interest at varying rates depending on the date upon which Doubletree contributed such Contributed Amount to Candlewood LLC (the "Contribution Date"). Each Contributed Amount will bear simple interest at rates of seven percent per annum for the first 12 months following the Contribution Date for that Contributed Amount, 10% per annum for the second 12 months following that Contribution Date and 15% per annum thereafter. The Contribution Date and amount of each Contributed Amount are set forth on Schedule A hereto. The interest on the entire principal amount shall be payable quarterly on the last business day of each March, June, September and December, commencing on December 31, 1996. Each payment by Candlewood Inc under this Note shall first be applied to reduce the accrued but unpaid interest on the entire principal amount and then the principal amount of the Contributed Amounts in the inverse order in which the Contributed Amounts were contributed to Candlewood LLC. The entire principal amount shall become due on the fifth anniversary hereof.

            This Note may be prepaid at the option of Candlewood Inc in whole at any time or in part from time to time without penalty or premium. Each such repayment shall be applied to accrued but unpaid interest and then to the principal on the Contributed Amounts in the inverse order in which they were contributed to Candlewood LLC.

            This Note is issued pursuant to a credit facility agreement (the "Agreement") between the parties.

            If an Event of Default (as hereinafter defined) shall occur, then, at the option of the holder hereof, and subject to the subordination provisions below, this Note shall become immediately due and payable.

            An "Event of Default" shall be deemed to have occurred hereunder if
(a) Candlewood Inc shall fail to make any payment under this Note in full within five (5) days of the date upon which it is due; (b) any proceedings shall be commenced by or against Candlewood Inc, as debtor, under any bankruptcy, reorganization, insolvency, readjustment of debt, arrangement, receivership or liquidation law or statute of the federal or any state government, and, with respect to any such proceeding commenced against Candlewood Inc, such proceeding is not dismissed within 60 days or an order for relief is granted in such proceeding; or (c)
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Candlewood Inc is deemed to be in default in the payment of principal or interest under any instrument evidencing the Senior Indebtedness (as defined below) as a result of which holders of such Senior Indebtedness shall be entitled to accelerate its maturity. If an Event of Default occurs and is continuing, the interest rate upon this Note shall be increased to the lesser of
(i) the then prevailing rate plus 4% or (ii) the maximum rate permitted by law, running from the time payment should have been made to the time that the Event of Default is cured or the Note is paid in full.

            The indebtedness represented by this Note (including the interest thereon) shall be subordinate and junior in right of payment, to the extent set forth herein, to all indebtedness of Candlewood Inc for money borrowed from banks or other institutional lenders for the development of hotels and any bank line of credit, including in either case any refinancings or consolidations thereof (collectively "Senior Indebtedness"). Until all Senior Indebtedness has been paid in full, no payment shall be due or made hereunder if at the time of such payment (i) a default in the payment of principal or interest on Senior Indebtedness occurs and is continuing or would occur as a result of such payment, that in either case permits the holders of such Senior Indebtedness to accelerate its maturity or the maturity of which has been accelerated; or (ii)
(x) Candlewood Inc receives a written notice of a default, other than a payment default, under any Senior Indebtedness permitting an acceleration thereof, (y) such default is continuing and has not been cured or waived, and (z) one hundred and eighty days have not passed since the date of receipt of such notice, but payments may and shall thereafter be resumed if the maturity of such Senior Indebtedness has not been or does not remain accelerated. Candlewood Inc may and shall resume payments on this Note when the default is cured or waived or payment is otherwise permitted under clause (ii) above; provided that such payments will again be subject to the limitations set forth under clauses (i) and (ii) above if a subsequent default under the same provisions of the instrument governing Senior Indebtedness occurs after a similar default has been cured or waived, except that (I) in no event shall the same set of facts give rise to more than a single one hundred and eighty (180) day period under clause
(ii) above and (II) no default existing on the date any such notice is given may be used as the basis for any subsequent notice. If any payment or distribution shall be received by any holder of this Note in contravention of any of the terms hereof and before all Senior Indebtedness shall be paid in full, such payment or distribution shall be held in trust for the benefit of, and, if such Senior Indebtedness has been accelerated, shall be paid over or delivered to, the holders of the Senior Indebtedness at the time outstanding for application of the payment of all Senior Indebtedness remaining unpaid, in accordance with the priorities of payment thereof, to the extent necessary to pay all Senior Indebtedness in full. No act or failure to act on the part of Candlewood Inc, and no default under or breach of any agreement of Candlewood Inc, whether or not herein set forth, shall in any way prevent or limit the holder of any Senior Indebtedness from enforcing fully the subordination herein provided for, irrespective of any knowledge or notice which such holder hereof may at any time have. So long as any Senior Indebtedness shall be outstanding, Candlewood Inc shall not, without the prior written consent of all holders thereof, alter or amend any of the terms of this Note in any manner which might adversely affect the holders of Senior Indebtedness. Nothing in this paragraph shall impair or qualify, as between Candlewood Inc and the holder hereof, (i) the obligation of Candlewood Inc which is absolute and unconditional to pay the



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holder hereof the principal of and interest on this Note when and as due and set forth elsewhere herein, or (ii) the rights of the holder hereof upon an Event of Default.

            Upon any distribution to creditors of Candlewood Inc in a liquidation or dissolution of Candlewood Inc or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Candlewood Inc or its property: (i) holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the principal of and interest (including interest accruing after the commencement of any such proceeding) to the date of payment on the Senior Indebtedness before any payment of principal of or interest shall be made hereunder and until the Senior Indebtedness is paid in full in cash, any distribution which would have been made but for this provision shall be made to holders of Senior Indebtedness as their interests may appear, except that the holder of this Note may receive securities that are subordinated to Senior Indebtedness to or at least the same extent as this Note.

            Subject to the payment in full of all Senior Indebtedness, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness to the extent that payments or distributions otherwise payable on this Note have been applied to the payment of Senior Indebtedness. For the purposes of such subrogation, no payment or distribution to the holders of Senior Indebtedness under the provisions hereof, to which the holder of this Note would be entitled other than for the subordination provisions hereof, and no payment pursuant to the provisions hereof to the holders of Senior Indebtedness by the holder of this Note shall, as between Candlewood Inc and its creditors (other than the holders of Senior Indebtedness and the holder of this Note), be deemed to be a payment by Candlewood Inc on account of such Senior Indebtedness, it being understood that the subordination provisions of this Note are solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of Senior Indebtedness, on the other hand.

            Candlewood Inc hereby waives all rights to offset against its obligations hereunder with respect to claims which it may now or hereafter have against the payee or subsequent holder hereof, except for claims arising under the Agreement or any agreement or instruments entered into pursuant thereto. Candlewood Inc and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, protest and notice thereof or of dishonor.

            If any action should be commenced to collect this Note or any portion thereof, the prevailing party shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements incurred in connection with such action, including any appeal of such action.

            In the event that any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.


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            This Note shall be governed by and construed in accordance with the internal laws of the State of California without regard to principles of conflict of laws, and may not be amended, modified or canceled orally.


                         Candlewood Hotel Company, Inc.



                                       By: /s/ Warren D. Fix
                                           --------------------------------
                                           Warren D. Fix
                                           Executive Vice President,
                                           Chief Financial Officer and
                                           Secretary


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